Exhibit 99.1

Contact: Robert Zonneveld, Chief Financial Officer (913)-360-5229

FOR IMMEDIATE RELEASE

MGP INGREDIENTS ANNOUNCES THIRD QUARTER FY 2008 RESULTS

Highlights:

•                  Record Q3 total sales of $106.7 million represent 14% increase over year ago

•                  Q3 diluted earnings per share loss of $0.39 includes impairment charge of $4.9 million net of tax in connection with manufacturing capacity rationalization

•                  Ingredient solutions sales up 49%, but record wheat prices produce operating loss

•                  Distillery operations remain profitable despite increased corn costs

ATCHISON, Kan., May 8, 2008—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported a net loss of $6,629,000, or $0.39 in diluted earnings per share, for the third quarter of fiscal 2008, which ended March 31, 2008. The loss for the quarter included $4.9 million net of tax, or $0.29 per share, related to an impairment charge recorded in connection with efforts to rationalize certain manufacturing capacity. This compares with net income of $2,148,000, or $0.13 in diluted earnings per share, for the third quarter of fiscal 2007. Total sales in the third quarter of fiscal 2008 were $106,694,000, an increase of 14 percent from sales of $93,807,000 a year ago.

“Just as we are continuing to gain momentum toward achieving record sales of targeted value-added product technologies in our ingredient solutions segment, our earnings for the third quarter were adversely affected by record wheat prices,” said Tim Newkirk, president and CEO. “In our view, there is less crop risk in global wheat supplies than with corn. Should wheat prices decline to levels experienced during our second quarter, we would anticipate moving toward a stronger sustainable earnings contribution from ingredient solutions going forward. Meanwhile, our distillery operations have remained profitable due principally to higher unit sales and pricing for our food grade alcohol, combined with strengthened pricing for our fuel grade alcohol. Further progress in the distillery segment was hampered by increased prices for corn, the principal raw material used in our alcohol production process.”

Newkirk added, “Following the loss of a significant pet treat customer at the end of fiscal 2006 and the unfulfillment of previously anticipated new business, the company’s protein-based resin volumes have not been sufficient to reach profitability.  More recently, the weak consumer environment has adversely impacted spending by pet owners on premium treats, resulting in certain customers holding increased levels of inventory.  Demand for the company’s protein-based resins has further declined in favor of lower valued starch-based products.  As the result of such factors, we are also pursuing strategic alternatives for our pet resin manufacturing business and our related Kansas City, Kan., facility.  As we transform MGPI to a company increasingly focused on the innovation and commercialization of our unique product technologies, in the process of reviewing our pet business we took the opportunity to further rationalize our manufacturing footprint.  This involved the write-down of plant and equipment associated with the manufacturing of pet-related products and certain of our Wheatex® textured wheat proteins that, in the future, we intend to produce through third parties.  Our distillery operations are running near planned capacity and are therefore positioned to benefit from improved pricing in both the food grade and fuel grade alcohol areas.”

Total ingredient solutions sales in the current year’s third quarter compared to the same period a year ago increased 49.0 percent due in part to the achievement of a higher margin mix in sales of the company’s specialty starches and proteins for food applications.  The company also experienced higher sales of vital wheat gluten resulting from increased volumes and pricing compared to a year ago. Sales of specialty ingredients improved by 24.6 percent compared with the previous year’s third quarter. The growing contribution from specialty ingredients was offset by higher wheat costs, which increased more than 86 percent over a year ago.  The higher wheat costs contributed substantially to a pre-tax loss of $4,554,000 in the ingredient solutions segment. This compares with a pre-tax loss of $655,000 in the prior year’s third quarter.

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ADD 1—MGP INGREDIENTS ANNOUNCES THIRD QUARTER

Distillery products sales improved by 6 percent compared with fiscal 2007 third quarter levels, as the company compensated for lower production levels by releasing some product from inventory. The higher volume and pricing in food grade alcohol were offset by the lower volumes in fuel alcohol. The company’s earnings performance in the distillery products segment continued to be affected by the increased costs for corn, which averaged nearly 22 percent higher than the prior year’s third quarter. Pre-tax income in the distillery products segment declined to $3,426,000 compared with $4,163,000 in last year’s third quarter. In the company’s other segment, a pre-tax loss of $1.7 million in the current year’s third quarter compared with a pre-tax loss of $853,000 a year ago, with most of the loss occurring in the pet products area.

Segment Results

The following is a summary of sales and pre-tax profits/(loss) allocated to each operating segment for the third quarter and nine months ended March 31, 2008, and the third quarter and nine months ended April 1, 2007. Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

(In thousands)	Third Qtr	Third Qtr	Nine Months	Nine Months
	FY 2008	FY 2007	FY 2008	FY 2007
Ingredient Solutions
Net Sales	$25,960	$17,423	$73,212	$46,512
Pre-Tax Inc. (Loss)	(4,554)	(655)	(4,484)	(5,978)

Distillery Products
Net Sales	$79,064	$74,664	$210,945	$215,351
Pre-Tax Income	3,426	4,163	5,443	35,116

Other
Net Sales	$1,670	$1,720	$4,509	$4,584
Pre-Tax Income (Loss)	(1,664)	(853)	(5,789)	(4,522)

Corporate	$97	$377	($470)	$486
Litigation Settlement, net	—	—	$7,046	—
Impairment Charge	(8,100)	—	(8,100)	—

Total sales of distillery products in the third quarter of fiscal 2008 increased approximately 6 percent to $79,064,000 compared to the same quarter of fiscal 2007. Sales of food grade alcohol improved by $4,326,000, or 16.3 percent, over the prior year with gains in both beverage and industrial applications.  Sales of fuel grade alcohol declined by 9.7 percent compared with a year ago primarily on reduced volumes. Sales of distillers feed, the principal by-product of the alcohol production process, increased by approximately $2,255,000, or 24.9 percent, over last year’s third quarter due to slightly improved pricing.

Total ingredient solutions sales in the third quarter of fiscal 2008 increased by approximately $8,537,000, or 49.0 percent, compared to the prior year’s quarter. Sales of specialty proteins and starches increased by $3,126,000, or 24.6 percent, during the quarter compared to the same quarter in fiscal 2007. The company also reported a $4,300,000 increase in sales of vital wheat gluten, which resulted from significantly higher volumes as well as per-unit pricing compared with year-ago levels. Revenues for commodity starch decreased as a result of reduced sales volume consistent with the implementation of the company’s strategy of continued development and commercialization of its value-added wheat proteins and starches.

Sales in the company’s other segment, consisting primarily of pet products and emerging plant-based biopolymers were slightly lower compared to the same quarter a year ago with higher sales of biopolymers offset by lower sales of pet products.

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ADD 2—MGP INGREDIENTS ANNOUNCES THIRD QUARTER

Results for Nine Months

Results for the first nine months of Fiscal 2008 included the following one-time after-tax items: 1) $4.6 million litigation settlement; 2) $2 million tax credit; and 3) $1.5 million (net of tax of $800,000) from a change in the company’s hedging program, which were offset by a $4.9 million impairment charge net of tax and $929,000 of inventory write-downs. The net after-tax impact of these items was $2.3 million, or $0.14 per diluted share.  “The impact of the change in our hedging program is merely a timing difference, as it accelerated the recognition of amounts that would have been recognized over the next three quarters,” Newkirk said.  Excluding these one-time items, the company had net income of $549,000, or income of $0.03 in diluted earnings per share, on total sales of $288,666,000, compared with net income of $15,898,000, or $0.94 in diluted earnings per share, on sales of $266,447,000 for the first nine months of fiscal 2007.

In connection with the purchase of raw materials, principally corn and wheat, for anticipated operating requirements, the company enters into readily marketable exchange-traded commodity futures and options contracts to reduce the risk of future grain price increases. As a result of the rising compliance costs and the complexity related to the application of hedge accounting under SFAS 133, the company has elected to discontinue the use of hedge accounting for all commodity derivative positions effective April 1, 2008.  Accordingly, changes in the value of derivatives subsequent to March 31, 2008 will be recorded in cost of sales in the company’s Consolidated Statements of Income.  Additionally, certain derivative instruments entered into during the third quarter were not designated as hedges. The change in the market value of these instruments has been recorded in cost of sales in the company’s Consolidated Statements of Income.  These instruments were marked to market at March 31, 2008.  If these derivatives had been designated for hedge accounting, the company would have recognized an increased net loss of $1.5 million (net of tax of $800,000), or $0.09 less in diluted earnings per share in the third quarter.

As a result of higher prices for both raw materials and finished goods, the company recorded increases in inventory of approximately $25 million compared with the end of Fiscal 2007 and $32 million compared with year-ago levels. This increase also includes approximately $9 million in mark-to-market adjustments in derivatives.

Income Tax

For the third quarter, the company recorded an income tax benefit of $4.2 million for an effective rate of (38.6) percent compared to a provision of $884,000 for the same quarter a year ago for an effective rate of 29.2 percent. For the nine-months of fiscal 2008, the income tax benefit was $4.6 million for an effective rate of (72.4) percent compared to a tax provision of $9.2 million for the previous year-to-date period for an effective rate of 36.7 percent. During the third quarter, excluding certain one-time discrete items applicable to the year-to-date period, the effective rate was 35.4 percent.

Top-Line Growth is Going in the Right Direction, Profitability to Follow

“For growth we are focused on two basic levers - specialty ingredient solutions and food grade alcohol,” Newkirk said.  “On the distillery side of our business, we are beginning to explore new markets and applications for our food grade alcohol, which we believe to be among the highest quality, highest purity alcohol in the world. In the meantime we are focused on driving peak operating performance through our state-of-the-art production processes and the maximization of our capacities.  Simultaneously, we continue to seek ways to optimize our existing throughput capabilities and sales margins in our fuel grade alcohol area, which accounts for approximately one-third of our total corporate sales revenue.  Our distillery products segment has the ability to generate strong cash flows based on strengthened production efficiencies and pricing.  An additional upside to earnings in this segment will come from lower corn costs.”

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ADD 3—MGP INGREDIENTS ANNOUNCES THIRD QUARTER

He added, “That leaves our ingredient solutions segment as the area commanding most of our time and management resources. We are squarely focused on identifying new growth opportunities. With our new configuration we are better able to commit the full power of sales and marketing, research and development, applications technology support and manufacturing know-how to devise new customer solutions. During the third quarter, our ingredient solutions segment made further progress, as measured by improved volume, product mix and average sales price. We achieved our highest average sales price ever for this segment of our business driven by continued sequential growth of our unique Fibersym® RW resistant wheat starch, Wheatex® textured proteins and Arise® wheat protein isolates.”

Meanwhile, Newkirk said, “consumer demand continues to grow for healthy foods and wellness products. Our customers know that MGPI is committed to be their partner in food product innovation both today and in the future.  We have proven this once again by effectively and reliably supplying the marketplace even as wheat prices have escalated to new heights.”

Newkirk added, “We have to work our way through higher grain costs as best as we can, while also continuing to improve our mix and volume of higher valued ingredients. On the plus side, I am extremely encouraged by the top-line growth that our newly configured ingredient technology platforms have already been able to accomplish.  We remain very optimistic about continued growth opportunities for our ingredient solutions segment and our ability to improve bottomline results in this segment with a decline in wheat prices from their record high levels.”

Toward the end of the third quarter, wheat prices began to abate on the forecasts of dramatically increased global plantings and improved weather conditions over a significant portion of the U.S. winter wheat crop area, Newkirk noted.  “While we expect wheat prices to remain relatively strong throughout the remainder of fiscal 2008, we anticipate some subsequent weakening in prices commensurate with the actual harvests of the 2008 wheat crops in the U.S., Europe and Australia,” he said.  “The magnitude of any reduction in wheat prices,” he added, “will be directly related to the actual harvested yields, which are primarily influenced by climatic conditions such as moisture and temperatures.”

Investor Conference Call

The company will host an investor conference call today at 10 a.m. central time to review third quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 877-375-5164 domestically or 973-935-2044 internationally by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.  The conference identification number for entering the call is 45098525.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs; (vii) access to capital and (viii) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2007.

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MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands, except per share)	March 31, 2008	April 1, 2007	March 31, 2008	April 1, 2007
		(as restated)*		(as restated)*
Net Sales	$106,694	$93,807	$288,666	$266,447
Cost of Sales	102,954	85,720	275,870	226,432
Gross Profit	$3,740	$8,087	$12,796	$40,015
Selling, General and Administrative Expenses	6,532	5,432	17,626	15,399
Loss on impairment of assets	8,100	—	8,100	—
Income from Operations	$(10,892)	$2,655	$(12,930)	$24,616
Gain on settlement of litigation, net of related expenses	—	—	7,046	—
Other Income, Net	456	585	570	1,145
Interest Expense	(359)	(208)	(1,040)	(659)
Income (Loss) Before Income Taxes	(10,795)	3,032	(6,354)	25,102
Provision (Benefit) for Income Taxes	(4,166)	884	(4,601)	9,204
Net Income (Loss)	$(6,629)	$2,148	$(1,753)	$15,898
Other Comprehensive Income (Loss)	(869)	(995)	4,765	(1,060)
Comprehensive Income (Loss)	$(7,498)	$1,153	$3,012	$14,838

Basic Earnings (Loss) Per Common Share	$(0.40)	$0.13	$(0.11)	$0.97
Diluted Earnings (Loss) Per Common Share	$(0.39)	$0.13	$(0.10)	$0.94

Weighted average shares outstanding — Basic	16,554,262	16,471,593	16,522,021	16,406,585
Weighted average shares outstanding — Diluted	16,897,088	16,986,101	16,930,866	16,932,164

CONSOLIDATED BALANCE SHEET

(Dollars in thousands)	March 31, 2008	July 1, 2007	(Dollars in thousands)	Mar. 31, 2008	July 1, 2007
	(unaudited)	(as restated)*		(unaudited)	(as restated)*

ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$3,900	Current maturities on long-term debt	$3,547	$4,151
Restricted cash	3	3,336	Revolving credit facility	10,000	7,000
Receivables (less allowance of $207 and $207 respectively)	33,112	34,298	Accounts payable	20,912	15,814
Inventories	67,820	42,595	Accrued expenses	11,145	7,769
Deposits	1,869	414	Deferred revenue	7,615	9,709
Prepaid expenses	1,560	623
Deferred income tax assets	2,472	5,759
Refundable income taxes	1,348	364	Total Current Liabilities	$53,219	$44,443

			Other Liabilities:
Total Current Assets	$108,184	$91,289	Long-Term Debt	6,404	8,940
Property and Equipment, At Cost	355,782	360,472	Post-Retirement Benefits	8,244	7,860
Less accumulated depreciation	(239,368)	(228,260)	Deferred Income Taxes	11,194	16,052
Net Property, plant and equipment	$116,414	$132,212	Total Other Liabilities	$25,842	$32,852

Other Assets	761	803	Stockholders’ Equity	146,298	147,009
TOTAL ASSETS	$225,359	$224,304	TOTAL LIAB./STOCKHOLDERS’ EQ.	$225,359	$224,304

*                 The information presented in the income statement for the quarter and year-to-date periods ended April 1, 2007 and the balance sheet as of  July 1, 2007 shown above have been adjusted to reflect a correction of the period-specific effects of an error in the recognition of income from a deferred credit related to a Commodity Credit Corporation program that the company participated in from 2001 to 2003.  The cumulative effect of the error on retained earnings as of the beginning of the year-to-date period ended April 1, 2007 was $1.0 million  and the effect on net income for the fiscal year immediately prior thereto (FY 2006) was  $124,000.

Capital Structure
Net Investment in:	$54,965	$46,846	Financed By:	$6,404	$8,940
Working capital	116,414	132,212	Long-term debt**	19,438	23,912
Property, plant and equipment	761	803	Deferred liabilities	146,298	147,009
Other non-current assets	$172,140	$179,861	Shareholders’ equity	$172,140	$179,861
Total			Total

			**Excludes short-term portion. Short-term portion is included within working capital.

MGP INGREDIENTS, INC.

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands)	March 31, 2008	April 1, 2007	March 31, 2008	April 1, 2007
		(as restated)*		(as restated)*

Financial Highlights
EBITDA (1)	$(6,565)	$6,684	$6,201	$36,198
Depreciation & Amortization	$3,817	$3,444	$11,515	$10,437
Capital Expenditures	$1,049	$7,497	$4,277	$16,778
Working Capital	$54,965	$48,134	$54,965	$48,134

(1) EBITDA equals earnings before taxes, interest, depreciation and amortization.  We have included EBITDA because we believe it provides stockholders with additional information to measure our performance and liquidity.  EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA for the year-to-date periods ended March 31, 2008 and April 1, 2007 (in thousands):

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands)	March 31, 2008	April 1, 2007	March 31, 2008	April 1, 2007
		(as restated)*		(as restated)*

EBITDA Reconciliation:
Net Income	$(6,629)	$2,148	$(1,753)	$15,898
Provision (benefit) for income taxes	(4,166)	884	(4,601)	9,204
Interest expense	359	208	1,040	659
Depreciation and Amortization	3,817	3,444	11,515	10,437
EBITDA	$(6,565)	$6,684	$6,201	$36,198
Adjusted EBITDA for one-time items:
Gain on Settlement of Litigation	$—	—	$(7,046)	—
Inventory Write-Down	—	—	1,294	—
Impairment of Assets	8,100	—	8,100	—
Adjusted EBITDA	$1,535	$6,684	$8,549	$36,198

The following table sets forth a reconciliation of EBITDA to cash flows from operations for the year-to-date periods ended March 31, 2008 and April 1, 2007 (in thousands):

(unaudited)	Year-to-Date Ended
(Dollars in thousands)	Mar. 31, 2008	April 1, 2007
		(as restated)*

EBITDA	$6,201	$36,198
Benefit (provision) for income taxes	4,601	(9,204)
Interest expense	(1,040)	(659)
Non-cash charges against (credits to) net income:
Deferred income taxes	4,718	644
Loss (gain) on sale of assets	10	(3)
Loss on impairment of assets	8,100	—
Changes in operating assets and liabilities	(10,194)	(18,778)
Cash flow from operations	$2,960	$8,198